Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-130755-07



CMBS New Issue: BACM 07-2 *PUBLIC* FINAL PRICING

 Banc of America Commercial Mortgage Inc., Commercial Mortgage
Pass-Through Certificates, Series 2007-2 $3.17B NEW ISSUE CMBS

Bookrunners:      Banc of America Securities LLC/Bear, Stearns & Co.
Inc.
Co-Lead Mgrs:     Banc of America Securities LLC/Bear, Stearns & Co.
Inc.

Co-Mgrs:          Credit Suisse / RBS Greenwich Capital

Rating Agencies:  S&P and Fitch

Class Size($mm)(S&P/Fitch) WAL   Sprd    Yld    Cpn    Mod Dur    PX
A-1      58.0    AAA/AAA   3.22  S+11  5.3469  5.4210   2.842     100.250291
A-2     753.0    AAA/AAA   4.86  S+27  5.5456  5.6340   4.152     100.503684
A-3     162.6    AAA/AAA   6.34  S+35  5.6715  5.6614*  5.193     100.504027
A-AB     61.0    AAA/AAA   6.92  S+31  5.6502  5.6384*  5.562     100.504273
A-4     602.0    AAA/AAA   9.45  S+30  5.7114  5.6884*  7.119     100.502118
A-1A    529.3    AAA/AAA    **NO LONGER AVAILABLE**
A-M     317.3    AAA/AAA   9.77  S+36  5.7803  5.6984*  7.290     100.075933
A-J     153.8    AAA/AAA   9.84  S+45  5.8723  5.6984*  7.318     99.406448
B        15.9    AA+/AA+   9.84  S+49  5.9123  5.6984*  7.313     99.115757
C        47.6    AA/AA     9.84  S+56  5.9823  5.6984*  7.303     98.609602
D        31.7    AA-/AA-   9.92  S+63  6.0545  5.6984*  7.336     98.077649
*WAC or WAC-strip

Expected Timing
  Settlement         -  June 06, 2007
  Dated Date         -  June 01, 2007
  First Cpn Payment  -  July 10, 2007
  Rated Final        -  April 10,2049


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230: NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED
OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT
APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH
DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.


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